UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20289

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                          Musicland Stores Corporation
                          ----------------------------
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                    ----------------------------------------
                         (Title of Class of Securities)

                                    62758B109
                                    ---------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement.____ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                               Page 1 of 13 Pages

      CUSIP No. 62758B109             13G                     Page 2 of 13 Pages




(1)      NAMES OF REPORTING PERSONS.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  Jack W. Eugster            SSN:  ###-##-####
                  2628 Kelly Avenue
                  Excelsior, MN  55331

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) ___
         NOT APPLICABLE                                       (B) ___


(3)      SEC USE ONLY


(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America

                                    (5)      SOLE VOTING POWER

                                                  1,617,340
         NUMBER OF SHARES
         BENEFICIALLY               (6)     SHARED VOTING POWER
         OWNED BY
         EACH REPORTING                              6,700*
         PERSON WITH
                                    (7)      SOLE DISPOSITIVE POWER

                                                  1,615,856

                                    (8)      SHARED DISPOSITIVE POWER

                                                     8,184*

*Reporting person disclaims beneficial ownership of 6,700 shares.

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,624,040

(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.45%

(12)     TYPE OF REPORTING PERSON*

                  IN

      CUSIP No. 62758B109            13G                      Page 3 of 13 Pages



(1)      NAMES OF REPORTING PERSONS.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  Keith A. Benson           SSN:  ###-##-####
                  8463 Crane Dance Trail
                  Eden Prairie, MN 55344

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)  ___
         NOT APPLICABLE                                       (B)  ___

(3)      SEC USE ONLY

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

                                            (5)      SOLE VOTING POWER

                                                          520,610
         NUMBER OF SHARES
         BENEFICIALLY                       (6)      SHARED VOTING POWER
         OWNED BY
         EACH REPORTING
         PERSON WITH
                                            (7)      SOLE DISPOSITIVE POWER

                                                          519,126

                                            (8)      SHARED DISPOSITIVE POWER

                                                            1,484

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  520,610

(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.44%

(12)     TYPE OF REPORTING PERSON*

                  IN

      CUSIP No. 62758B109 1           3G                      Page 4 of 13 Pages



 (1)     NAMES OF REPORTING PERSONS.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  Gary A. Ross              SSN:  ###-##-####
                  2608 Crosby Road
                  Wayzata, MN  28391

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) ___
         NOT APPLICABLE                                       (B) ___

(3)      SEC USE ONLY


(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

                                            (5)      SOLE VOTING POWER

                                                              608,306
         NUMBER OF SHARES
         BENEFICIALLY                       (6)      SHARED VOTING POWER
         OWNED BY
         EACH REPORTING
         PERSON WITH
                                            (7)      SOLE DISPOSITIVE POWER

                                                              605,192

                                            (8)      SHARED DISPOSITIVE POWER

                                                              3,114

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  608,306

(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.68%

(12)     TYPE OF REPORTING PERSON*

                  IN

      CUSIP No. 62758B109              13G                    Page 5 of 13 Pages



(1)      NAMES OF REPORTING PERSONS.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  Douglas M. Tracey            SSN:  ###-##-####
                  3575 Lanam Ridge Road
                  Nashville, IN  47448

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) ___
         NOT APPLICABLE                                       (B) ___

(3)      SEC USE ONLY


(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America

                                            (5)      SOLE VOTING POWER

                                                              108,394
         NUMBER OF SHARES
         BENEFICIALLY                       (6)      SHARED VOTING POWER
         OWNED BY
         EACH REPORTING
         PERSON WITH
                                            (7)      SOLE DISPOSITIVE POWER

                                                              108,394

                                            (8)      SHARED DISPOSITIVE POWER



(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  108,394

(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  .30 %

(12)     TYPE OF REPORTING PERSON*

                  IN

      CUSIP No. 62758B109              13G                    Page 6 of 13 Pages



(1)      NAMES OF REPORTING PERSONS.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  Richard C. Casari    SSN:  ###-##-####
                  2750 Capriole Drive
                  Medina, MN  55340

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) ___
         NOT APPLICABLE                                       (B) ___

(3)      SEC USE ONLY


(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

                                            (5)      SOLE VOTING POWER

                                                           74,194
         NUMBER OF SHARES
         BENEFICIALLY                       (6)      SHARED VOTING POWER
         OWNED BY
         EACH REPORTING
         PERSON WITH
                                            (7)      SOLE DISPOSITIVE POWER

                                                           72,797

                                            (8)      SHARED DISPOSITIVE POWER

                                                            1,397

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  74,194

(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  .21%

(12)     TYPE OF REPORTING PERSON*

                  IN

      CUSIP No. 62758B109               13G                   Page 7 of 13 Pages



(1)      NAMES OF REPORTING PERSONS.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  Paula M. Connerney        SSN:  ###-##-####
                  1912 Cedar Lake Parkway
                  Minneapolis, MN  28416

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) ___
         NOT APPLICABLE                                       (B) ___

(3)      SEC USE ONLY


(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

                                            (5)      SOLE VOTING POWER

                                                          100,778
         NUMBER OF SHARES
         BENEFICIALLY                       (6)      SHARED VOTING POWER
         OWNED BY
         EACH REPORTING
         PERSON WITH
                                            (7)      SOLE DISPOSITIVE POWER

                                                           99,347

                                            (8)      SHARED DISPOSITIVE POWER

                                                            1,431

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  100,778

(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  .28 %

(12)     TYPE OF REPORTING PERSON*

                  IN

      CUSIP No. 62758B109               13G                   Page 8 of 13 Pages



(1)      NAMES OF REPORTING PERSONS.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  Robert A. Faulkner        SSN:  ###-##-####
                  3167 Lafayette Ridge Road
                  Wayzata, MN  28391

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) ___
         NOT APPLICABLE                                       (B) ___

(3)      SEC USE ONLY


(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

                                            (5)      SOLE VOTING POWER

                                                          65,801
         NUMBER OF SHARES
         BENEFICIALLY                       (6)      SHARED VOTING POWER
         OWNED BY
         EACH REPORTING
         PERSON WITH
                                            (7)      SOLE DISPOSITIVE POWER

                                                          64,441

                                            (8)      SHARED DISPOSITIVE POWER

                                                           1,360

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  65,801

(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  .18%

(12)     TYPE OF REPORTING PERSON*

                  IN

      CUSIP No. 62758B109               13G                   Page 9 of 13 Pages



(1)      NAMES OF REPORTING PERSONS.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  James D. Nermyr           SSN:  ###-##-####
                  503 Holly Circle
                  Wayzata, MN  28391

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) ___
         NOT APPLICABLE                                       (B) ___

(3)      SEC USE ONLY


(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

                                            (5)      SOLE VOTING POWER

                                                          141,030
         NUMBER OF SHARES
         BENEFICIALLY                       (6)      SHARED VOTING POWER
         OWNED BY
         EACH REPORTING
         PERSON WITH
                                            (7)      SOLE DISPOSITIVE POWER

                                                          117,905

                                            (8)      SHARED DISPOSITIVE POWER

                                                           23,125

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  141,030

(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  .39%

(12)     TYPE OF REPORTING PERSON*

                  IN

      CUSIP No. 62758B109               13G                  Page 10 of 13 Pages



(1)      NAMES OF REPORTING PERSONS.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  Richard J. Odette                            SSN:  ###-##-####
                  2868 Bristol Lane
                  Minnetonka, MN  28343

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) ___
         NOT APPLICABLE                                       (B) ___

(3)      SEC USE ONLY


(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

                                            (5)      SOLE VOTING POWER

                                                          68,020
         NUMBER OF SHARES
         BENEFICIALLY                       (6)      SHARED VOTING POWER
         OWNED BY
         EACH REPORTING
         PERSON WITH
                                            (7)      SOLE DISPOSITIVE POWER

                                                          66,697

                                            (8)      SHARED DISPOSITIVE POWER

                                                           1,323

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  68,020

(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  .19%

(12)     TYPE OF REPORTING PERSON*

                  IN

      CUSIP No. 62758B109               13G                  Page 11 of 13 Pages



ITEM 1(A).        NAME OF ISSUER

                           Musicland Stores Corporation
                           Commission File # 1-11014
                           I.R.S. ID # 41-1623376

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           10400 Yellow  Circle Drive
                           Minnetonka, Minnesota  28343

ITEM 2(A).        NAME OF PERSON(S) FILING

                           See cover pages 2 through 10

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS  OFFICE OR,  IF NONE,  RESIDENCE

                           See cover pages 2 through 10

ITEM 2(C).        CITIZENSHIP

                           See cover pages 2 through 10

ITEM 2(D).        TITLE OF CLASS OF SECURITIES

                           See cover page 1

ITEM 2(E).        CUSIP NUMBER
                           See cover page 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-l(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
                  (a) Broker or Dealer registered under Section 15 of the Act
                  (b) Bank as defined in section 3(a)(6) of the Act
                  (c) Insurance Company as  defined in  section  3(a)(19) of the
                      Act
                  (d) Investment  Company  registered  under  section  8  of the
                      Investment Company Act
                  (e) Investment  Adviser  registered  under  section 203 of the
                      Investment Advisers Act of 1940
                  (f) Employee Benefit Plan,  Pension Fund  which is  subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-l(b)(1)(ii)(F)
                  (g) Parent Holding Company,  in accordance with  Rule 13d-l(b)
                      (ii)(G) (Note: See Item 7)
                  (h) Group, in accordance with Rule 13d-l(b)(1)(ii)(H)

                           NOT APPLICABLE

      CUSIP No. 62758B109                13G                 Page 12 of 13 Pages




ITEM 4.  OWNERSHIP

                  (a) Amount Beneficially Owned:

                           See cover pages 2 through 10

                  (b) Percent of Class:

                           See cover pages 2 through 10

                  (c) Number of shares as to which such person has: (i) sole power to vote or to direct the vote (ii) shared power to vote or to direct the vote (iii) sole power to dispose or to direct the disposition of (iv) shared power to dispose or to direct the disposition of

                           See cover pages 2 through 10

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|


ITEM 6.           OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON BEHALF OF ANOTHER
                  PERSON
                           NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           NOT APPLICABLE

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           NOT APPLICABLE

ITEM  9.          NOTICE  OF   DISSOLUTION   OF   GROUP

                  The group of individuals filing this report, formerly known as the Management Investors, are officers of the Issuer and were party to the Management Shareholder Voting Agreement, dated as of August 24, 1988 which expired on August 25, 1998 and is no longer in force or effect for any purpose.

CUSIP No. 62758B109                        13G               Page 13 of 13 Pages




ITEM 10. CERTIFICATION: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                           Dated:   February 11, 1999


                           MANAGEMENT INVESTORS


                           By:      /S/ Linda Alsid Ruehle
                                    -------------------------
                                    Name:  Linda Alsid Ruehle
                                    Title:    Attorney-in-Fact